EXHIBIT 99.2


                    4Q 2001 EARNINGS ANALYSTS CONFERENCE CALL
        Remarks of Thomas O. Ryder, Chairman and Chief Executive Officer
                                 August 14, 2001



      You have seen the numbers for our fourth quarter, and they are ugly. We have also announced that the first quarter of Fiscal 2002 will be significantly below last year - and needless to say - below your expectations and mine. This means we will have missed expectations in three consecutive quarters. My first eleven quarters we beat expectations. I prefer that outcome greatly.

      Rather than sugarcoat our issues, I would like to explain them to you as clearly as we know how. I would like to tell you what we see for the first quarter. And, I'd like to tell you some of the steps we are taking to deal with our issues - and our opportunities.

      First, let's review what's hurting our business.

      Without question, our number one problem is sweepstakes. As we have fully implemented the changes required in the Attorney's General agreements, virtually all of our core business has been affected. Early indications were that only our single sales products would be hurt, and of those, primarily General Books and Video. But, while they have been affected most, it is now clear that response rates to most BHE products and our magazines are down because of it.

      We are testing alternative approaches to the new requirements, and we are having success. But, those new and improved platforms will not start phasing into our promotion stream until the second quarter, and they will roll gradually through our promotion streams over the next year or so.

      Second, as we have said before, the economy has affected us. Adjusting for the effects of sweepstakes, base pulls are simply lower almost across the board for our core products in the U.S. We are feeling similar effects in Australia, which has economic issues, and even more in Argentina and Brazil where the downturn is more severe than anywhere else. It has also been well documented that this economic downturn has had a devastating affect on global advertising budgets. This has, in turn, hurt all of our magazines - disproportionately our smaller Special Interest Magazines. I don't have a clue when things will get better and, frankly, I am concerned about them spreading to Europe. I hasten to add, that we have not yet begun to see any significant softness in our European business

      Third, our Special Interest Magazines have been hurt by the same problems other magazines have. The magazine stamp sheet business has all but closed down, and these magazines have had to scramble in a highly competitive market to acquire very expensive subscriptions in order to maintain rate bases.

      Short term, that creates a very sharp hit to the P&L, especially when advertising is down. Longer term, the market will adjust. Throughout our industry, new subscription sources will develop. Magazine rate bases will be lowered. And weak magazines will fold. Reader's Digest has, to some extent, avoided these issues because we began developing alternative sources much earlier than most magazines.

      Fourth, we picked a bad period to implement the biggest fulfillment outsourcing project in publishing history. As we made the cutover from old systems to new, we have experienced our share of glitches. We had many problems with order entry and delayed billings, which affected receivables, cash flow, inventory, and product returns. We also had confusing data at a time when our business was turning down, affecting our ability to forecast and react. We are up and running with both magazines and BHE now and the problems are diminishing weekly. Further, we are beginning to see improvement in capabilities, which was the primary reason we made this move. This was an investment in the future of the Company. But, all things considered, I wish some other CEO had done it.

      Fifth, we dealt hard with inventory issues in this quarter. These arose in the U.S. because sales were significantly below expectations. Or, where we have a new sales pattern - for example, at QSP, where the addition of the World's Finest Chocolate sales force resulted in the sale of more gifts, fewer magazines, and less chocolate than we expected. So, this quarter, we adjusted inventory to reflect our actual experience.

      Sixth, we got hurt very significantly in our single sales business, primarily in the general books and video businesses. These one-shot programs are somewhat risky in a stable environment, but when you hit the kind of unexpected downturn we had this year, you swing from profitability to significant losses very quickly, which was what happened in the U.S. This is a business that is now highly profitable outside the U.S. and highly unprofitable here. We will continue to reduce our dependence on it in both places. Next year in the U.S., we will do only four general books mailings versus seven this year. We are planning two video one-shot mailings versus five mailings in Fiscal 2000.

      Seventh, in this quarter we wrote off most of our Internet investments and the last of our investment in Brand Direct Marketing. This company, which did business with many of the largest and finest banks in the U.S., was devastated as the banks were forced by the government to change the way they marketed to credit card members. This caused almost all banks to stop such programs for months, many to cease programs like Brand Direct's and others to greatly change the model. As a startup company, Brand Direct has been substantially damaged.

      And finally, all of the latter issues affected one of our key strengths, our ability to generate free cash flow during the year. Many of these things are temporary occurrences, like the investment in Brand Direct, a shift in inventories at Books Are Fun and the fulfillment-outsourcing project. But, we clearly must do a much better job in managing our cash this year.

      All of these issues affected our businesses in the fourth quarter. Many of them affected our business in the third quarter. And, some of them, like sweepstakes, advertising sales, circulation sales and the economic downturn will continue to affect us throughout the first half of this year.

      That is why it is so difficult to provide guidance for Fiscal 2002. Our first objective is to minimize our exposure to these issues by taking some of the risk out of the first half. We have reduced our product mailings in the first quarter relative to last year. This will give us more time to fully test and implement new promotions, both sweeps and non-sweeps formats, and to reduce our exposure in this time of economic uncertainty. Needless to say, this will result in less revenue and profit in the first half of this year, especially relative to the strong first half last year. But, we have a better lineup of products and promotions in the second half - and, frankly, after our difficulties of the last six months, we have much easier comparisons in the second half.

      As of today, we have too little data about the start of our new year and much uncertainty based on our experience of the last six months. We still do not feel able to forecast the first quarter with any precision. But, based on what we do know, we do not expect earnings to be much better than breakeven.

      So, what are we doing about these issues and what do we see for the future.

      We continue to reduce our dependence on sweepstakes at the same time we ensure that we mail fully tested packages that are in complete compliance from a legal standpoint.

      We are transferring our new channel knowledge from U.S. Reader's Digest to BHE and our magazines outside the U.S.

      We have had major success with telemarketing and this year expect 15% of US BHE sales to come from that new channel.

      We have had early success with non-sweepstakes mail and will do significant television advertising of our music products around the world.

      We have had success with both books and music DRTV programs in the U.K. Every country has new channel development as a major priority and has budgeted money to provide for it.

      We are expanding our fastest growing U.S. businesses around the world, including Books Are Fun, QSP, RD Young Families, financial service products and health services products. In FY '02, these businesses will contribute roughly one half of U.S. revenues and 75% of operating profits, and they use very little sweepstakes.

      We are significantly reducing our mail slots for one-shot book, music and video products and have added more series products. We have created new reading series in mystery, romance, history and inspiration. And, we will do our first annual book program called Medical Breakthroughs this year.

      We are changing product mix and configurations to reach out to new customers. Reader's Digest Young Families reaches young mothers. We've added one million new customers from this demographic and the business has doubled in size in the last two years. One of our highest priorities is to roll it out around the world.

      We have what looks to be a major breakthrough with Select Editions, our most profitable product. Our testing program this year has turned up new outside lists that could bring more than 1.5 million new customers per year to this product line and into our franchise in the U.S. alone.

      We are gaining traction in our efforts to leverage our database and market new products to our existing customers:

- In Financial Services, we are working with marketing partners who are offering financial products to our customers in more than 35 countries. Those products include insurance, credit cards and long-term care, and we soon will be adding lending products and asset-gathering products. Financial Services began two years ago as a start-up strategic initiative, but it is fast becoming one of our largest businesses.

- In Health Services, our marketing alliances are offering vitamin programs in Europe and the U.S. So far, test results are encouraging. While it is too early to declare success, this is a product with the economic structure of Select Editions but with three times the annual revenue and profit potential per customer.

      These successes have led us to discover an opportunity for us to leverage one of our key strengths. We are working on creating new alliances where we will use our direct marketing skills and assets to help other companies bring their products to market - especially outside the U.S. This is an interesting high-margin business with significant opportunity.

      We have accelerated our reengineering efforts and increased our targets 50% in the next three years. This will occur in the U.S. as we adjust for a smaller BHE business and in Europe as we push through a shared services model.

      So, where is all this heading?

      A healthier product mix. Different products that reach new customers. New products that touch a different aspect of the lives of existing customers.

      A more balanced marketing mix. New channels. Less reliance on sweepstakes.

      A revitalized core business. New products. New configurations. More series business. Less single sales. New editorial vitality like the changes going on at Reader's Digest magazine right now.

      More outside the U.S. like QSP, Books Are Fun, Financial Services, Vitamins, Young Families. New countries like China.

      Lower cost through continuous process improvements.

      This, by the way, is exactly the strategy we laid out for this Company in February 1999. And, I see absolutely no reason to change it. This is the right course.

      I said at that February 1999 meeting and, many times subsequently, that I was most concerned about the period between years three and four of our strategy. I said then that this was the point at which our cost reductions would begin to slow, but it would still be too early for our new businesses to produce much profit. That is exactly what has happened in this transitional period, with our problems greatly exacerbated by the sweepstakes settlement and the economic downturn.

      I think we are going to have a very difficult first half, but barring a sweep of this economic softness through Europe, I think you will see our business pick up in the second half and our progress in transforming this Company continue.

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